UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: September 26, 2007

Frontier Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	000-15540 (Commission File Number)	91-1223535 (I.R.S. Employer Identification No.)
332 S.W. Everett Mall Way P.O. Box 2215 Everett, Washington (Address of principal executive offices)	98204 (Zip Code)
Registrant’s telephone number, including area code: (425) 514-0700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On September 26, 2007, Frontier Financial Corporation (“Frontier”) and Washington Banking Company (“WBC”) entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which WBC agreed to merge with and into Frontier and WBC’s subsidiary, Whidbey Island Bank agreed to merge with and into Frontier’s subsidiary, Frontier Bank (the “Merger”). Frontier is a bank holding company headquartered in Everett, Washington. The information set forth herein is qualified by reference to the Merger Agreement which is filed as part of this 8-K as Exhibit 2.1.

Under the terms of the Agreement, provided the average closing price of Frontier for twenty days prior to closing is between $21.00 and $27.00, each share of WBC common stock outstanding immediately prior to the closing of the merger will be converted and exchanged into cash and Frontier common stock with a value ranging from $19.41 to $23.54, based on the average of the closing prices of Frontier common stock for each of the 20 trading days immediately preceding the fifth business day prior to the effective date of the merger.

Consummation of the Merger Agreement is subject to approval by regulatory authorities, approval by the shareholders of WBC, and certain other conditions set forth in the Merger Agreement. The Merger is expected to close in the first quarter of 2008.

Item 7.01                      Regulation FD Disclosure.

On September 26, 2007, Frontier and WBC issued a joint press release announcing the Merger. The press release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated as of September 26, 2007, between Washington Banking Company and Frontier Financial Corporation.

Exhibit 99.1	Press Release dated September 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRONTIER FINANCIAL CORPORATION
(Registrant)
September 26, 2007	/s/ John J. Dickson
(Date)	John J. Dickson Chief Executive Officer

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of September 26, 2007, between Washington Banking Company and Frontier Financial Corporation.

99.1	Press Release dated September 26, 2007.